REINSURANCE AGREEMENT

BETWEEN

PRUCO LIFE INSURANCE COMPANY

Domiciled in Arizona

referred to as the “Ceding Company”

AND

UNION HAMILTON REINSURANCE, LTD.

Domiciled in Bermuda

referred to as the “Reinsurer”

Effective April 1, 2015

(the “Effective Date”)

REINSURANCE AGREEMENT

This Agreement is made and entered into by and between Pruco Life Insurance Company (hereinafter referred to as the “Ceding Company”) and Union Hamilton Reinsurance, Ltd. (hereinafter referred to as the “Reinsurer”).

The Ceding Company and the Reinsurer mutually agree to reinsure on the terms and conditions stated herein. This Agreement is an indemnity reinsurance agreement solely between the Ceding Company and the Reinsurer, and performance of the obligations of each party under this Agreement will be rendered solely to the other party. In no instance will anyone other than the Ceding Company or the Reinsurer have any rights under this Agreement, and the Ceding Company will be and remains the only party hereunder that is liable to any annuitant, contract owner or beneficiary under any rider reinsured hereunder.

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ARTICLE I

GENERAL PROVISIONS

1.	Risks Reinsured. The Reinsurer agrees to indemnify the Ceding Company for, and the Ceding Company agrees to automatically cede to and reinsure with the Reinsurer, according to the terms and conditions hereof, the portion of the risks under the annuity riders described in Schedule A attached hereto.

2.	Coverages and Exclusions.

(a)	Only the Optional Living Benefit Riders (“Riders”) issued for use with certain variable annuity contracts (“Base Annuity(ies)”), as described in Schedule A, are reinsured under this Agreement. Base Annuities include the base annuity contract and any riders and endorsements other than the Riders.

(b)	Only the Guarantee Payments under the Riders, as more specifically set forth in Article III, Paragraph 1, are reinsured under this Agreement. Any other benefits and payments provided under the Base Annuities or other riders or endorsements are excluded from coverage under this Agreement.

3.	Plan of Reinsurance. This indemnity reinsurance will be on a coinsurance basis.

4.	Expenses. [Redacted]

5.	Program Changes.

(a)	The Reinsurer has agreed to reinsure hereunder the Riders as such are structured, and with the features attributed thereto, on the Effective Date. After the Effective Date, the Ceding Company, or its affiliated investment advisors, may propose changes which affect the Riders reinsured hereunder and which could reasonably be expected to adversely affect the Reinsurer’s liability or profitability hereunder (“Proposed Program Changes”). [REDACTED]

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Proposed Program Changes shall be divided into two categories:

(x)	If the related Materiality Threshold Report for a Proposed Program Change sets forth that such Proposed Program Change is projected to result in (i) [Redacted] shall be deemed a “Material Change.” [Redacted]

(y)	Each Proposed Program Change that is not a Material Change shall be deemed an “Immaterial Change.” Immaterial Changes require only notification to, but not approval from, the Reinsurer as set forth in Paragraph (c) below.

Notwithstanding the foregoing, (i) in no event will changes made by the Ceding Company to actuarial assumptions utilized hereunder be deemed a Proposed Program Change; and (ii) [Redacted]. In the event that there is a dispute over whether or not a Proposed Program Change is a Material Change, the parties shall act reasonably and expeditiously to resolve such dispute.

(b)	Material Changes shall become effective no earlier than [Redacted] days after the Ceding Company provides the Reinsurer with written notification of such Material Change unless within [Redacted] days of receiving such notification, the Reinsurer has notified the Ceding Company in writing that it rejects the Material Change. Any such written notice shall set forth specifically the reason(s) why the Reinsurer is rejecting the Material Change. The Reinsurer must act reasonably and in good faith in making its decision to reject any Material Change.

(c)	The Ceding Company will provide the Reinsurer with written notice of any Immaterial Change [Redacted] taking effect.

(d)	Notwithstanding the foregoing Paragraphs (b) and (c), with respect to any Proposed Program Change that is a change to the [Redacted] for riders not yet issued, the Ceding Company shall only be required to provide written notice of such Proposed Program Change [Redacted] prior to such Proposed Program Change taking effect.

(e)	If the Reinsurer does not reject the Material Change, the Reinsurer shall assume the share of any increase in the Ceding Company’s liability resulting from the change.

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(f)	[Redacted] Riders on claims status (those Riders for which Claims are being paid under Article III of this Agreement) are excluded from a partial recapture as a result of the Reinsurer’s rejection of a Material Change and will continue to be reinsured hereunder, but will be recaptured in the case of a termination of this Agreement.

(g)	To the extent possible, or otherwise as soon as practicable upon the Ceding Company’s receipt of notice of such change, the Ceding Company shall provide the Reinsurer with at least [Redacted] prior written notice of any change which affects the Riders reinsured hereunder and which is not a Proposed Program Changes.

6.	Damages. The Reinsurer shall not be liable to the Ceding Company for any amounts in excess of the benefits reinsured hereunder, and will not be liable for, any damages, fines, or other form of extra-contractual obligations awarded against the Ceding Company resulting from any act, omission, or course of conduct on the part of the Ceding Company or its directors, officers, employees and agents, including any fraud, oppression, bad faith, regulatory non-compliance, improper sales practices, improper disclosure, unfair trade or other practices, strict liability, or negligent, reckless or intentional wrongs. The following types of damages are examples of damages that would be excluded from this Agreement for the conduct described above, including but not limited to: actual damages, damages for emotional distress, punitive or exemplary damages and attorney fees and expenses incurred in the defense of any such claims.

7.	Annuity Administration. The Ceding Company will administer and perform all accounting for the Base Annuities and the Riders.

8.

Inspection. With reasonable written notice to the other party and at its own cost, each of the Reinsurer or the Ceding Company may inspect, during normal business hours, at the principal office of the other party, the original papers and any and all other books or documents (whether maintained in physical or electronic format) relating to this Agreement. Such records may include underwriting files, claims files, billing records and valuation records. For the avoidance of doubt, the Ceding Company shall not provide the Reinsurer with personally identifiable Customer Information (as defined in Article I, Paragraph 20 hereunder). The party to be inspected shall cooperate with and facilitate any such inspection, including

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obtaining and/or making available records and information held by it and shall make available to the inspecting party such officers, employees and third party administrators as the inspecting party may reasonably request to provide information concerning the reinsurance under this Agreement. The inspected party shall provide a reasonable workspace during the inspection. The Ceding Company and the Reinsurer shall work together to reduce the costs of inspections to the fullest extent practicable by making documents and other data available electronically and taking such other steps as may be required to enable the conduct of “desk audits.” The Reinsurer or the Ceding Company will not use any information obtained through any inspection pursuant to this Paragraph for any purpose not relating to the reinsurance hereunder.

9.	Taxes and Assessments. The Reinsurer will not reimburse the Ceding Company for any premium taxes, state guarantee fund assessments or other taxes or assessments paid by the Ceding Company in connection with the Riders, except as otherwise provided in this Agreement.

10.	Election to Determine Specified Annuity Acquisition Expenses. The Ceding Company and the Reinsurer agree to the election pursuant to Treasury Regulation Section 1.848-2(g)(8) under Section 848 of the Internal Revenue Code of 1986, as amended (the “Code”) (such election, the “DAC Tax Election”), whereby:

(a)	The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of
Section 848(c)(1) of the Code;

(b)

The parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service. The Ceding Company will submit a schedule to the Reinsurer by May 1st of each year presenting its calculation of the net consideration for the preceding taxable year. (The term “net consideration” means “net consideration” as defined in Regulation Section 1.848-2(f).) The Reinsurer may contest the calculation by providing an alternative calculation to the Ceding Company in writing within thirty (30) calendar days of receipt of the Ceding Company’s schedule. If the Reinsurer does not so notify the Ceding Company within the required timeframe, the Reinsurer will report the net consideration as determined by the Ceding Company

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in the Reinsurer’s tax return for the previous calendar year. Any differences will be resolved between the parties so that consistent amounts are reported on the respective tax returns for the preceding taxable year; and,

(c)	This DAC Tax Election will be effective for the first taxable year in which this Agreement is effective and for all years for which this Agreement remains in effect.

The Ceding Company and the Reinsurer will each attach a schedule to their respective federal income tax returns filed for the first taxable year for which this DAC Tax Election is effective. Such schedule will identify the Agreement as a reinsurance agreement for which the DAC Tax Election under Regulation Section 1.848-2(g)(8) has been made.

11.	Condition. The reinsurance hereunder is subject to the same rates, limitations, restrictions and conditions specified in the Riders issued by the Ceding Company except as otherwise provided in this Agreement.

12.	Errors and Oversights. An unintentional delay, oversight or clerical or systems error (“Error”) in the administration of this Agreement by either party will not constitute a breach of this Agreement. Upon discovery, the Error will be promptly corrected so that both parties are restored to the position they would have occupied had the Error not occurred. If it is not possible to restore each party to the position it would have occupied but for the failure to comply, the parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the parties as evidenced by this Agreement. Should the parties fail to agree on such a resolution, the relevant Error will be referred to dispute resolution pursuant to Article X to be resolved in a manner that is fair and reasonable, and most closely approximates the intent of the parties as evidenced by this Agreement. In the event a payment is corrected, the party receiving the payment may charge interest calculated according to the terms specified in Article VI, Paragraph 6. The provisions of this Paragraph 12 shall not relieve either party of its obligation to perform within the time periods specified for such obligations in this Agreement.

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If the Ceding Company has failed to cede a material portion of reinsurance as provided under this Agreement, the Reinsurer may require the Ceding Company to audit its records for similar errors and take all commercially reasonable actions necessary to correct errors and avoid similar errors.

13.	Adjustments. If the Ceding Company’s liability under any of the Riders is changed because of a misstatement of age, sex or any other material fact, the Reinsurer will (a) assume that portion of any increase in the Ceding Company’s liability, resulting from the change, which corresponds to the quota share of the Riders and (b) receive credit for that portion of any decrease in the Ceding Company’s liability, resulting from the change, which corresponds to the quota share of the Riders reinsured hereunder.

14.	Remedies and Waiver. All remedies of any party are cumulative. Failure of either the Ceding Company or the Reinsurer to exercise all or part of any right, privilege, power or remedy at law, equity or in existence by virtue of this Agreement or to otherwise insist upon strict compliance with any of the terms, provisions and conditions of this Agreement, or the obligations of the other party, will not constitute a waiver of such right, privilege, power, remedy, term, provision, condition, or obligation. Moreover, the failure of either party to enforce any part of this Agreement shall not be deemed to be an act of ratification or consent. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision of this Agreement. The terms of this Agreement may be waived only by a written instrument signed by the party waiving compliance.

15.	Assignment. Neither party may assign any of its rights, duties or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably conditioned or withheld. This provision does not limit the Reinsurer’s right to retrocede the Riders, provided that any such retrocession shall not relieve the Reinsurer from its obligations under this Agreement. [REDACTED]

16.

Choice of Law. This Agreement will be governed by the laws of the State of Arizona, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily

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applicable by statute and would permit or require the application of the laws of another jurisdiction. Notwithstanding the foregoing, this Paragraph 16 shall not be interpreted to permit the parties to avoid their obligations to arbitrate their disputes pursuant to Article X of this Agreement.

17.	Current Practices. The Ceding Company will not change or alter its underwriting criteria or practices, annuity contract administration or other administrative practices from those in effect on the Effective Date with respect to the Riders without the prior written consent of the Reinsurer, except to the extent that any one or more of such changes or alterations would not, individually or in the aggregate, reasonably be expected to result in a material increase in the Reinsurer’s liability under this Agreement. If the Reinsurer does not consent to such a material change or alteration, the Reinsurer’s rights, remedies and obligations hereunder shall be determined as if no such change or alteration had occurred.

18.	Amendments. This Agreement may be amended, superseded, canceled, renewed or extended only by written agreement of the parties. Any change or modification to this Agreement shall be null and void unless made pursuant to a written instrument signed by both parties.

19.	Entire Agreement. The terms expressed herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto. There are no understandings between the parties with respect to the subject matter hereof other than as expressed in this Agreement.

20.	Confidentiality. Proprietary Information (as defined herein) will be treated as confidential. “Proprietary Information” includes, but is not limited to, business plans and trade secrets, mortality and lapse experience and studies, underwriting manuals and guidelines, reinsurance fees and expenses, applications and contract forms, and the specific terms and conditions of this Agreement. The Ceding Company and the Reinsurer intend that any Proprietary Information disclosed hereunder will not be used, disclosed or furnished for any purpose other than as contemplated by this Agreement.

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Proprietary Information will not include information that:

(a)	is or becomes available to the general public through no fault of the party receiving the Proprietary Information (the “Recipient”);

(b)	is independently developed by the Recipient without violating any obligations under this Agreement and without the use of any Proprietary Information; or

(c)	is acquired by the Recipient from a third party not covered by a confidentiality agreement.

The parties will not disclose, and shall take all commercially reasonable steps to ensure that each of their respective affiliates, employees, advisors, agents or administrators does not disclose, in any form or by any means, Proprietary Information to any other parties unless agreed to in writing, except as necessary for reinsurance or retrocession purposes, as requested by external auditors, as required by court order, as necessary to comply with any laws, rules (including stock exchange rules), or regulations, or as otherwise requested by any governmental or regulatory authority. The Ceding Company shall not provide the Reinsurer with personally identifiable Customer Information (as defined below) and, in the event of inadvertent disclosure to the Reinsurer of such Customer Information, the Reinsurer shall treat such information as confidential in accordance with this Paragraph 20, and using the same standard of care used by the Reinsurer with respect to other personally identifiable information in the Reinsurer’s possession. “Customer Information” includes, but is not limited to, medical, financial, and other personal information about proposed, current, and former contract owners, annuitants, applicants, and beneficiaries of Base Annuities and Riders issued by the Ceding Company.

Subject to the provisions of this Paragraph 20, the Ceding Company acknowledges that the Reinsurer can aggregate data with other companies reinsured with the Reinsurer as long as the data cannot be identified as belonging to the Ceding Company.

Notwithstanding anything to the contrary hereunder, in the event that access to or delivery of any Proprietary Information is requested of the Ceding Company by a regulatory, self-regulatory or supervisory authority having appropriate jurisdiction, the Ceding Company may comply with such request and shall be required to notify Reinsurer only if legally permitted to do so and to the extent reasonably practicable in the Ceding Company’s sole discretion.

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Each party agrees that except as necessary to comply with any laws, rules (including stock exchange rules) or regulations, it will not, directly or indirectly, disclose or release in any manner (including through press release or public announcement) any information to the “Media” relating to the transaction(s) covered by this Agreement without the other party’s consent. For purposes of this provision, “Media” includes, without limitation, any news organization, publication, show, website, web blog, bulletin board, social media outlet or program whether published through print, radio, television, internet or otherwise. [Redacted]

Nothing contained in this Paragraph 20 is intended to or should be interpreted to prevent either party from providing Proprietary Information to its attorneys, consultants, or other authorized representatives in connection with the transactions contemplated by this Agreement, provided any such attorneys, consultants, or authorized representatives shall be bound by the covenants contained in this Paragraph.

The confidentiality obligations contained in this Agreement, as they relate to the reinsurance hereunder, shall not apply to the federal U.S. tax structure or federal U.S. tax treatment of this Agreement and each party hereto (and any affiliate or representative of either party hereto) may disclose to any and all persons, without limitation of any kind, the federal U.S. tax structure and federal U.S. tax treatment of this Agreement. The preceding sentence is intended to cause the Agreement to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code and shall be construed in a manner consistent with such purpose.

21.	Agent For Service of Process. The Reinsurer agrees to designate the Director of Insurance for Arizona or a designated attorney as its true and lawful attorney upon who may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company.

22.	Submission to Jurisdiction. The Reinsurer, at all times during the term of this Agreement, irrevocably submits to the jurisdiction of any court of competent jurisdiction in Arizona and agrees to comply with all requirements necessary to give such court jurisdiction and abide by the final decision of such court or of any appellate court in the event of an appeal. Notwithstanding the preceding, neither the Reinsurer nor the Ceding Company shall avoid their obligations to arbitrate their disputes under Article X of this Agreement.

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23.	Notice Provision. Any notice, request, report or other communication required or permitted hereunder shall be in writing and shall be delivered personally (by courier or otherwise), by electronic mail, by facsimile, sent by certified or registered mail, postage prepaid and return receipt requested, or by express mail or other nationally recognized overnight or same-day delivery service. Any such notice shall be deemed given (i) when so delivered, if delivered personally, by electronic mail, by overnight or same-day delivery service or by facsimile, or (ii) if sent by certified or registered mail, three (3) days after the date of deposit in the United States mail, as follows:

If to the Ceding Company:	[Redacted]
Pruco Life Insurance Company
213 Washington Street
Newark, New Jersey 07102
Phone: [Redacted]
Fax: [Redacted]
Email: [Redacted]

If to the Reinsurer:	[Redacted]
Union Hamilton Reinsurance, Ltd.
AON House
30 Woodbourne Avenue
Pembroke HM08, Bermuda
Phone Number: [Redacted]
Facsimile: [Redacted]
E-Mail: [Redacted]

[Redacted]
Union Hamilton Reinsurance, Ltd.
MAC D1050-110
401 South Tryon Street, 11th floor
Charlotte, NC 28202-1934
Phone: [Redacted]
Fax: [Redacted]
E-Mail: [Redacted]

And:
[Redacted]
Union Hamilton Reinsurance, Ltd.
MAC D3348-013
3480 Stateview Blvd.
Fort Mill, SC 29715-7203
Phone Number: [Redacted]
Facsimile: [Redacted]
E-Mail: [Redacted]

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Except that for purposes of notice under Article I, Paragraph 5:

If to the Ceding Company:	[Redacted]
Pruco Life Insurance Company
213 Washington Street
Newark, New Jersey 07102
Phone: [Redacted]
Fax: [Redacted]
Email: [Redacted]

If to the Reinsurer:	[Redacted]
Union Hamilton Reinsurance, Ltd.
MAC D1050-110
401 South Tryon Street, 11th floor
Charlotte, NC 28202-1934
Phone: [Redacted]
Fax: [Redacted]
E-Mail: [Redacted]

AND

[Redacted]
Union Hamilton Reinsurance Company, Ltd.
MAC D1050-110
401 South Tryon Street, 11th Floor
Charlotte, NC 28202-1675
Phone: [Redacted]
Facsimile: [Redacted]
Email: [Redacted]

Hereafter, either party may change the individual, title, and/or contact information of a party’s notice recipient by notice to the other parties in accordance with this Article I, Paragraph 23.

24.	Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email with a PDF attachment shall be as effective as delivery of a manually executed counterpart of this Agreement.

25.	Accounting and Tax Advice. Each party hereto agrees that it has relied on advice from its own accountants and tax counsel regarding the financial reporting treatment and the tax characterization of the transactions described in this Agreement.

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26.	Severability / Construction. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. In addition, if any provisions are held invalid, illegal or unenforceable, the parties will attempt in good faith to renegotiate this Agreement to carry out its original intent. This Agreement shall be construed without regard to any presumption or rule requiring a construction or interpretation against the party drafting or causing any instrument to be drafted.

27.	Currency. All amounts stated in this Agreement are payable in United States dollars, unless specified otherwise. Any amounts payable in currency other than United States dollars shall be paid in United States dollars at the rate(s) of exchange as agreed by the parties or at the rate of exchange on the date that payment was made.

28.	OFAC Compliance. The Ceding Company and the Reinsurer represent that they have adopted internal control procedures and policies to ensure compliance in all material respects with all laws, regulations, judicial and administrative orders applicable to the Policies as they pertain to the sanction laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), as such laws may be amended from time to time (collectively the “Laws”). Neither party shall be required to take any action under this Agreement that would violate said Laws, including, but not limited to, making any payments in violation of the Laws.

Should either party discover or otherwise become aware that a reinsurance transaction has been entered into or a payment has been made in violation of the Laws, the party who first becomes aware of the violation of the Laws shall notify the other party, and the parties shall cooperate in order to take all necessary corrective actions. Where coverage provided by this Agreement would be in violation of the Laws, such coverage shall be null and void. In such event, unless prohibited by law each party shall be restored to the position it would have occupied if the violation had not occurred but, in the case of a payment made by the Ceding Company and the Reinsurer, only to the extent the Ceding Company has actually recovered such payment from the payee.

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29.	Survival. All provisions of this Agreement shall survive its termination (i) to the extent necessary to carry out the purpose of this Agreement or to ascertain and enforce the parties’ rights or obligations hereunder existing at the time of termination and (ii) to the extent stated herein.

30.	Questionnaires. On a periodic basis, the Reinsurer may request that the Ceding Company respond to a questionnaire regarding regulatory investigations and litigation pertaining to the Base Annuities and Riders. The Ceding Company shall respond to the questionnaire within [Redacted].

31.	FATCA. On or before the Effective Date and thereafter as requested by the Ceding Company, the Reinsurer will provide the Ceding Company with an executed copy of IRS Form W-9 (or any substitute thereof required by applicable law), in form and substance satisfactory to the Ceding Company, confirming that payments to the reinsurer under this Agreement are exempt from taxes imposed under Sections 1471 through 1474 of the Code. The Reinsurer acknowledges that, if the Reinsurer fails to provide such form, the Ceding Company shall be entitled to withhold and pay to the Internal Revenue Service such amounts as may be required under Sections 1471 through 1474 of the Code, and any such amount shall be treated for all purposes of this Agreement as having been paid to the Reinsurer. The Ceding Company will provide the Reinsurer upon request with an executed copy of IRS Form W-9. Without limiting any of the foregoing, the Reinsurer and the Ceding Company will each provide the other party upon request with any required documentation to comply with tax information reporting and withholding obligations or other information as may be needed to meet the Internal Revenue Service or other government filing requirements.

32.

Construction. The language in this Agreement is to be construed in all cases according to its fair meaning. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. The captions herein are included for convenience of

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reference only and shall be ignored in the construction or interpretation hereof. The masculine, feminine or neuter gender and the singular or plural number are each deemed to include the other whenever the context so indicates. Where this Agreement states that a party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is contractually obligated to do so pursuant to this Agreement. References to any statute, rule or regulation are to that statute, rule or regulation as amended, modified or supplemented from time to time.

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ARTICLE II

REINSURANCE PREMIUMS

For each Accounting Period hereunder, the Ceding Company will pay Reinsurance Premiums to the Reinsurer as follows:

(a)	For the Highest Daily Lifetime Income v3.0 Benefit Rider and the Spousal Highest Daily Lifetime Income v3.0 Benefit Rider an amount equal to (i) [Redacted] (ii) where:

(i)	equals the [Redacted] of the Riders reinsured hereunder, as set forth in [Redacted]; and

(ii)	equals (x) for the Highest Daily Lifetime Income v3.0 Benefit Rider, [Redacted] under the terms of the Riders, or (y) for the Spousal Highest Daily Lifetime Income v3.0 Benefit Rider, [Redacted] under the terms of the Riders; and

(b)	For the Highest Daily Lifetime Income v3.0 with Highest Daily Death Benefit Rider and the Spousal Highest Daily Lifetime Income v3.0 with Highest Daily Death Benefit Rider, an amount equal to (i) [Redacted], where:

(i)	equals the [Redacted] reinsured hereunder, as set forth in [Redacted]; and

(ii)	equals: (x) for the Highest Daily Lifetime Income v3.0 with Highest Daily Death Benefit Rider, [Redacted] by the Ceding Company as set forth under the terms of the Riders, or (y) for the Spousal Highest Daily Lifetime Income v3.0 with Highest Daily Benefit Rider, [Redacted] by the Ceding Company as set forth under the terms of the Riders.

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ARTICLE III

CLAIMS

1.	Claims. The Reinsurer will reimburse the Ceding Company for the Reinsurer’s quota share percentage of Claims paid by the Ceding Company during the current Accounting Period in accordance with the contractual terms of the Riders. The term “Claims” means (i) the payment of the Guarantee Payments made by the Ceding Company under the terms of the Riders [Redacted]

Coverage for the Riders under this Agreement will terminate upon termination of the Riders or the Base Annuities, as applicable, according to their terms, and will terminate upon the death of the Single Designated Life, both Spousal Designated Lives or the Remaining Designated Life, as applicable. For purposes of this Agreement, Single Designated Life, Spousal Designated Lives and Remaining Designated Life shall have the meanings as set forth in the Base Annuities and Riders.

2.	Claim Administration. The Reinsurer will accept the decision of the Ceding Company with respect to payment of Claims. The Ceding Company is responsible for the settlement of Claims in accordance with applicable law or regulation and the Rider terms. The Ceding Company will reimburse the Reinsurer for its proportionate share of any recovered overpayment of Claims. Reimbursement shall be made as part of the settlement for the Accounting Period during which the overpayment was recovered.

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ARTICLE IV

TRUST ACCOUNT AND LETTER OF CREDIT

During the term of this Agreement, the Reinsurer shall take all actions that may be necessary so that the Ceding Company receives full credit for reinsurance ceded hereunder. Without limiting the generality of the foregoing, in order to provide the Ceding Company with full credit for reinsurance on its statutory financial statements for the reinsurance of the Riders provided hereunder, the Reinsurer shall establish a trust account and/or with the consent of the Ceding Company, a letter of credit, pursuant to the terms set forth below.

1.	Reserve Credit Trust Agreement.

(a)	On the date of execution hereof, the Ceding Company and the Reinsurer will enter into a trust agreement, substantially in the form attached hereto as Exhibit I (the “Reserve Credit Trust Agreement”) and fund the trust account created thereunder as provided herein. The trust account created thereunder is herein referred to as the “Reserve Credit Trust Account” and the Qualifying Assets (as defined below) held in the trust account created thereunder are herein referred to as “Reserve Credit Trust Assets.” The Reinsurer will bear all of the costs associated with creating and maintaining the Reserve Credit Trust Agreement.

(b)	The Reinsurer shall deposit Qualifying Assets (as defined below) in the Reserve Credit Trust Account with a fair market value equal to the “Reserve Credit Required Balance,” as defined below, less the amount of the Letter of Credit, if any, maintained pursuant to Paragraph 2 below and less the fair market value of any assets in the Segregated Accounts, as defined below, and the trustee shall hold the Reserve Credit Trust Assets in the Reserve Credit Trust Account for the benefit of the Ceding Company pursuant to the terms of the Reserve Credit Trust Agreement.

The assets held in the Reserve Credit Trust Account shall be valued at their fair market value. The fair market value will be determined by the trustee in accordance with the terms and conditions of the Reserve Credit Trust Agreement. The assets that may be held in the Reserve Credit Trust

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Account shall consist of cash, certificates of deposit issued by a U.S. bank and payable in U.S. dollars and investments of the type permitted by applicable Arizona statutes and regulations and the Investment Policy as attached to the Reserve Credit Trust Agreement (the “Qualifying Assets”); provided that such investments are issued by an institution that is not the parent, subsidiary or affiliate of either the Ceding Company or the Reinsurer. The Reserve Credit Required Balance equals the Coinsurance Reserve, as described in Article IV, Paragraph 4 herein.

Prior to depositing Qualifying Assets in the Reserve Credit Trust Account, the Reinsurer will execute assignments or endorsements in blank, or transfer legal title to the trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the trustee upon the direction of the Ceding Company, may whenever necessary negotiate these assets without the consent or signature from the Reinsurer or any other entity.

(c)	Notwithstanding any other provisions in this Agreement, the Ceding Company may withdraw the Reserve Credit Trust Assets held in the Reserve Credit Trust Account at any time and from time to time and any such assets withdrawn from the Reserve Credit Trust Account shall be utilized and applied by the Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to, any liquidator, rehabilitator, receiver or conservator of the Ceding Company), without diminution or increase because of insolvency on the part of the Ceding Company or the Reinsurer, only for the following purposes:

(i)	to reimburse the Ceding Company for the Reinsurer’s share of Rider fees and charges returned to the owners of the Riders reinsured under this Agreement because of cancellations of such Riders;

(ii)	to reimburse the Ceding Company for the Reinsurer’s share of surrenders and benefits or losses paid by the Ceding Company pursuant to the provisions of the Riders reinsured under this Agreement;

(iii)	to pay the Ceding Company for any other amounts which the Ceding Company claims are due under this Agreement; and

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(iv)	to fund an account with the Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from the Ceding Company’s liability for the Riders ceded under this Agreement. The account shall include, but not be limited to, amounts for Rider reserves, claims, and losses incurred, loss adjustment expenses, and unearned premium reserves.

The Ceding Company shall promptly return to the Reserve Credit Trust Account or to the Reinsurer assets withdrawn in excess of the actual amounts required in Paragraphs (c)(i), (ii), (iii) and (iv) above.

Subject to the Ceding Company’s right to apply the Reserve Credit Trust Account assets to amounts due and payable by the Reinsurer to the Ceding Company under Paragraphs (c)(i) through (iii), any assets withdrawn by the Ceding Company pursuant to Paragraphs (c)(i) through (iv) above and not so applied and any interest or other earnings thereon shall be held by the Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) in trust for the benefit of the Reinsurer and shall at all times be maintained separate and apart from any assets of the Ceding Company in a segregated account with a qualified U.S. financial institution authorized to issue a Letter of Credit under Paragraph 2 hereof (such account, the “Segregated Account”) for the sole purpose of funding the payments and reimbursements described in Paragraphs (c)(i), (ii) and (iii) above. The Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) shall ensure that any assets held in the Segregated Account pursuant to this Paragraph (c) consist of Qualifying Assets in accordance with its fiduciary obligations as trustee with respect to such amounts.

For withdrawals by the Ceding Company pursuant to Paragraph (c)(iv), the Ceding Company shall pay interest in cash to the Reinsurer on the amount withdrawn at a rate equal to the then current prime rate.

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Following the Terminal Accounting Settlement under this Agreement, or if the Reserve Credit Trust Account is otherwise no longer required under this Agreement, the Ceding Company shall promptly provide its approval of the termination of the Reserve Credit Trust Agreement and return of the Reserve Credit Trust Assets to the Reinsurer.

(d)	If, as of any Reinsurer Trust Funding Date (as defined in Paragraph 3 below), the sum of (i) the aggregate fair market value of the Qualifying Assets in the Reserve Credit Trust Account, plus (ii) if applicable, the principal amount of the Letter of Credit, plus (iii) if applicable, the fair market value of any assets in the Segregated Accounts (such sum the “Collateral Balance”) exceeds the greater of (x) 102% of the Gross Minus Net Reserve (as defined herein) for the applicable Accounting Period and (y) the Reserve Credit Required Balance required to be funded as of such Reinsurer Trust Funding Date in accordance with Paragraph 3 below (the amount of such excess, the “Excess Collateral Amount”), then the Reinsurer shall have the right to seek approval (which shall not be unreasonably or arbitrarily withheld) from the Ceding Company to withdraw up to the Excess Collateral Amount as of such Reinsurer Trust Funding Date from the Reserve Credit Trust Account or the Segregated Accounts or reduce the principal amount of such Letter of Credit in an amount less than or equal to the Excess Collateral Amount. For the avoidance of doubt, the Ceding Company’s failure to consent to the withdrawal of the Excess Collateral Amount shall not be deemed unreasonably or arbitrarily withheld in the event where the Reinsurer is currently in breach of any of its obligations hereunder. Other than in the event where the Reinsurer is currently in breach of its obligations hereunder, if the Ceding Company does not provide such written approval for the withdrawal to the Reinsurer of the Excess Collateral Amount (or lesser amount as requested by the Reinsurer) within [Redacted] of receipt of request from the Reinsurer, then an amount shall be payable by the Ceding Company to the Reinsurer calculated as follows: (i) [Redacted] times (ii) the number of days from and including the [Redacted] business day after receipt of the written request from the Reinsurer until and including the date of which the Ceding Company provides the requested written approval. Any interest amount payable hereunder shall be included as part of the Ceding Company’s Net Settlement Amount shown on Schedule B for the applicable Accounting Period.

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2.	Letter of Credit. Notwithstanding anything to the contrary contained in Paragraph 1 above, with the Ceding Company’s prior written approval (which the Ceding Company may withhold in its sole discretion), the Reinsurer may arrange for the establishment of a clean, unconditional and irrevocable Letter of Credit for the exclusive benefit of the Ceding Company, which shall comply with the requirements of Arizona insurance law and regulations. The Reinsurer will bear all of the costs associated with the Letter of Credit. The amount of the Letter of Credit will at all times equal or exceed (x) minus (y) minus (z) where:

(x)	equals the Reserve Credit Required Balance, as defined in Paragraph 5 below;

(y)	equals the fair market value of the Reserve Credit Trust Assets, as described in Paragraph 1 above;

(z)	equals the fair market value of the Qualifying Assets in the Segregated Account.

The Letter of Credit will be issued by a bank that is neither the parent, subsidiary nor affiliate of either the Reinsurer or the Ceding Company and is (i) organized or licensed under the laws of the United States or any state thereof, (ii) regulated, supervised and examined by U.S. federal or state authorities, and (iii) approved by the NAIC Securities Valuation Office.

Notwithstanding anything to the contrary in this Agreement, the Reinsurer and the Ceding Company agree that the Letter of Credit may be drawn on by the Ceding Company at any time and will be utilized and applied by the Ceding Company, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution or increase because of the insolvency on the part of the Ceding Company or the Reinsurer, only for the following purposes:

(i)	to reimburse the Ceding Company for the Reinsurer’s share of Rider fees and charges returned to the owners of the Riders reinsured under this Agreement because of cancellations of such Riders;

(ii)	to reimburse the Ceding Company for the Reinsurer’s share of surrenders and benefits or losses paid by the Ceding Company pursuant to the provisions of the Riders reinsured under this Agreement;

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(iii)	to pay the Ceding Company for any other amounts which the Ceding Company claims are due under this Agreement;

(iv)	to fund an account with the Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from the Ceding Company’s liability for the Riders ceded under this Agreement. The account shall include, but not be limited to, amounts for Rider reserves, claims, and losses incurred, loss adjustment expenses, and unearned premium reserves.

The Ceding Company shall promptly return to the Reserve Credit Trust Account, if any, or to the Reinsurer amounts withdrawn in excess of the actual amounts required in Paragraphs 2 (i), (ii), (iii) and (iv) above.

Subject to the Ceding Company’s right to apply amounts withdrawn to amounts due and payable by the Reinsurer to the Ceding Company under Paragraphs 2 (i) through (iii), any amounts withdrawn and not so applied by the Ceding Company pursuant to Paragraphs 2 (i) through (iv)) above and any interest or other earnings thereon shall be held by the Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) in trust for the benefit of the Reinsurer and shall at all times be maintained separate and apart from any assets of the Ceding Company in the Segregated Account, for the sole purpose of funding the payments and reimbursements described in Paragraphs 2 (i), (ii) and (iii) above. The Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) shall ensure that any assets held in the Segregated Account pursuant to this Paragraph 2 consist of Qualifying Assets in accordance with its fiduciary obligations as trustee with respect to such amounts.

For withdrawals by the Ceding Company pursuant to Paragraph 2(iv), the Ceding Company shall pay interest in cash to the Reinsurer on the amount withdrawn at a rate equal to the then current prime rate.

Promptly after the receipt of any notice of cancellation of or reduction in the amount of any existing Letter of Credit from the issuer, the Ceding Company shall notify the Reinsurer of such cancellation notice in order that the Reinsurer can respond to satisfy any shortfall in collateralization of the Reserve Credit Required Balance associated with the cancellation or reduction in the Letter of Credit.

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In the event that (i) the Reinsurer decides to replace a Letter of Credit with another Letter of Credit that satisfies the requirements of this Paragraph 2 or (ii) a Letter of Credit is no longer required under the terms and conditions of this Agreement, the Ceding Company shall promptly return and/or consent to the cancellation of such Letter of Credit.

3.	Maintenance of the Reserve Credit Required Balance. No later than the tenth (10th) business day of the month immediately following the end of each Accounting Period, the Ceding Company will provide to the Reinsurer a written notice setting forth the Gross Minus Net Reserve and the Cumulative Ceded Reinsurance Premiums for the immediately preceding Accounting Period for purposes of determining the Reserve Credit Required Balance, as defined below, for such Accounting Period (attached hereto as Schedule B-2, the “Reserve Credit Required Balance Notice”). If the sum of the aggregate fair market value of the Qualifying Assets in the Reserve Credit Trust Account plus the fair market value of the assets in any Segregated Accounts plus the amount of any Letters of Credit is less than the Reserve Credit Required Balance contained in such notice, the Reinsurer shall deposit additional Qualifying Assets in the Reserve Credit Trust Account no later than the [Redacted] (the “Reinsurer Trust Funding Date”) so that the aggregate fair market value of the Qualifying Assets in the Reserve Credit Trust Account plus the fair market value of the assets in any Segregated Accounts plus the amount of any Letters of Credit, is not less than the Reserve Credit Required Balance.

If the Reinsurer disagrees with the Reserve Credit Required Balance, it will promptly notify the Ceding Company. For the avoidance of doubt, the Reinsurer shall deposit any disputed amounts into the Reserve Credit Trust Account pending the resolution of any such dispute. The parties shall be expeditious and reasonable in resolving any such disputes.

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The Qualifying Assets in the Reserve Credit Trust Account shall be marked to market as of the end of each business day. If, as of the last business day of a calendar month, the sum of the aggregate fair market value of such Qualifying Assets in the Reserve Credit Trust Account plus the fair market value of the assets in any Segregated Accounts plus the amount of any Letters of Credit is less than [Redacted] of the Gross Minus Net Reserve, as defined below, contained in the most recent Reserve Credit Required Balance Notice from the Ceding Company (the difference between such collateral amounts and the [Redacted] of the Gross Minus Net Reserve, the “Market Value Differential”), the Reinsurer shall, by the fifth (5th) business day of the immediately subsequent month, deposit additional Qualifying Assets with an aggregate fair market value equal to the amount of such Market Value Differential in the Reserve Credit Trust Account so that the aggregate fair market value of the Qualifying Assets in the Reserve Credit Trust Account plus the fair market value of the assets in any Segregated Accounts plus the amount of any Letters of Credit, is not less than the [Redacted] of the Gross Minus Net Reserve; provided, however, that (a) the foregoing monthly deposit obligation shall not be required for Market Value Differentials existing on the last business day of the first calendar month of each calendar quarter, (b) the foregoing monthly deposit obligation shall not be required in the event that the applicable Market Value Differential for such calendar month [Redacted]. For the avoidance of doubt, nothing in this paragraph shall be read to alter or supersede the Reinsurer’s obligations to maintain the Reserve Credit Required Balance as set forth in the first paragraph of this Paragraph 3.

4.	Coinsurance Reserve. For purposes of this Agreement, the Coinsurance Reserve for the Riders reinsured hereunder will be equal to:

[Redacted]

The “Gross Minus Net Reserve” is defined as the reserve established by the Ceding Company in accordance with Actuarial Guideline 43 or the actuarial guideline applicable to payout annuities, as appropriate, (the “Applicable Actuarial Guideline Reserve”) for Base Annuities with Riders reinsured hereunder, less the “Net of Reinsurance” Applicable Actuarial Guideline Reserve established by the Ceding Company for Base Annuities with Riders reinsured hereunder. [Redacted]

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The “Cumulative Ceded Reinsurance Premiums” is defined as an amount equal to [Redacted] of the cumulative premiums paid to the Reinsurer, from the Effective Date until the then-current valuation date.

Each of the Gross Minus Net Reserve and the Cumulative Ceded Reinsurance Premium will be interpreted and calculated by the Ceding Company [Redacted]

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ARTICLE V

RESERVES

1.	Riders Coinsurance. Riders will be reinsured on a coinsurance basis. Accordingly, the Reinsurer will establish a trust account and/or, if approved by the Ceding Company, letter of credit pursuant to Article IV for its quota share portion under this Agreement so that the Ceding Company may deduct full reserve credit in its statutory financial statements for such quota share portion.

2.	Reserve Strengthening. Any reserve strengthening that [Redacted]

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ARTICLE VI

ACCOUNTING AND SETTLEMENTS

1.	[Redacted]. For purposes of this Agreement, “Accounting Period” [Redacted], except that: (a) the initial Accounting Period runs from the Effective Date of this Agreement through the last day [Redacted] during which this Agreement is executed by both parties, and (b) the final Accounting Period runs from the end of the preceding Accounting Period until the terminal accounting date of this Agreement, as described in Article VIII, Paragraph 2.

2.	Accounting Reports.

(a)	[Redacted]. Quarterly accounting reports in the form of Schedule B attached hereto will be submitted to the Reinsurer by the Ceding Company not later than [Redacted] after the end of each Accounting Period. Such reports will include information on the amount of Reinsurance Premiums, Claims, Coinsurance Reserves and the Settlement Amount to be paid by the Ceding Company or the Reinsurer, as applicable, together with such Supplemental Information as required in Schedule B attached hereto.

(b)	[Redacted] Seriatim Reports. The Ceding Company will provide the Reinsurer with [Redacted] seriatim reports (whether in electronic or physical form as mutually agreed to by the parties) [Redacted] during the term hereof accurately showing the detailed information with respect to the Base Annuities and Riders as set forth in Schedule B - 1. The Ceding Company will provide the Reinsurer with such additional information as the Reinsurer may reasonably request.

3.	[Redacted] after the end of each Accounting Period, the Ceding Company shall pay the Reinsurer (i) the Reinsurance Premiums, as described in Article II, plus (ii) any Recapture fee, as described in Article VII, Paragraph 6, plus (iii) any charge as described in Article IV, Paragraph 1(d) and the Reinsurer shall pay the Ceding Company the Claims as described in Article III. Except as otherwise specifically provided in this Agreement, all amounts due to be paid to either the Ceding Company or the Reinsurer under this Agreement will be determined on a net basis and will be made in cash or its equivalent.

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4.	[Redacted]. The Ceding Company will provide the Reinsurer with annual accounting reports within [Redacted]. These reports will contain sufficient information about the Base Annuities and Riders to enable the Reinsurer to prepare its annual financial reports and to verify the information reported in Schedule B attached hereto, and will include, but not be limited to, Exhibit 5 (“Aggregate Reserve for Life Insurance”) by reserve basis, Page 7 (“Analysis of Increase in Reserves During the Year”), Page 28 (“Exhibit of Number of Policies”), and Schedule S (“Reinsurance Activity”) of the Annual Statement.

5.	Estimations. If the amounts, as defined in Paragraph 3 above and Schedule B, cannot be determined by the dates described in Paragraph 3 above, on an exact basis, settlements will be paid in accordance with a mutually agreed upon formula which will approximate the actual settlements. Adjustments will then be made to reflect actual amounts when they become available. The Ceding Company will provide written notice to the Reinsurer as soon as reasonably practicable if the amounts described in Paragraph 3 cannot be determined by the date of the monthly accounting report referred to therein.

6.	Delayed Payment. For purposes of this Agreement, if there is a delayed settlement of a payment due, from either party hereunder, there will be a “Delayed Payment Interest Penalty” added to the amount that is overdue. The Delayed Payment Interest Penalty is equal to the amount due, times the Delayed Interest Rate (as defined below), prorated for the period that the amount is overdue. The “Delayed Interest Rate” is equal to [Redacted].

In the event a payment is delayed for multiple Accounting Periods, the Delayed Payment Interest Penalty shall be calculated for each Accounting Period. For purposes of this Paragraph, a payment will be considered overdue if not paid by the [Redacted].

7.

Offset of Payments. All monies due either the Ceding Company or the Reinsurer under this Agreement or any other agreements between the parties will be offset against each other, dollar for dollar, regardless of

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any insolvency of either party. In the event of insolvency, offsets will be allowed in accordance with the statutory, common and case laws of the state, territory or country, as applicable, taking jurisdiction over the insolvency, as such laws exist as of the Effective Date of this Agreement.

8.	Partial Recapture. If, as permitted under the terms of this Agreement, only some of the Riders reinsured hereunder are recaptured, then the accounting and settlements described above will thereafter be made with respect to the remaining Riders reinsured hereunder and not recaptured.

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ARTICLE VII

DURATION, RECAPTURE AND TERMINATION

1.	Duration. Except as otherwise provided herein, this Agreement is unlimited in duration.

2.	Reinsurer’s Liability.

(a)	The liability of the Reinsurer with respect to any Riders will begin simultaneously with that of the Ceding Company, but not prior to the Effective Date of this Agreement. The Reinsurer’s liability with respect to any Rider and Claims thereunder will terminate and the Reinsurer shall have no further liability for such Riders and Claims, on the earliest of: (i) the date such Rider is recaptured; (ii) the date the Ceding Company’s liability on such Rider is terminated; or (iii) the date this Agreement is terminated. Termination of the Reinsurer’s liability is subject to payments in respect of such liability in accordance with the provisions of Article VIII of this Agreement. In no event should the interpretation of this Paragraph 2(a) imply a unilateral right of the Reinsurer to terminate this Agreement, except as described in Paragraphs 3(a) and (b) below.

(b)	The Reinsurer shall accept Riders, with issue dates during the applicable time period set forth on Schedule A, for coverage under the terms of this Agreement only until the earliest to occur of (i) December 31, 2016, or (ii) the date the total of the Reinsurer’s quota share (as set forth on Schedule A) of Purchase Payments (as defined in the Base Annuities) on the Base Annuities with the Riders exceeds five billion dollars ($5,000,000,000). For purposes of this Paragraph 2(b), the amount of each Purchase Payment shall equal: (x) for Riders issued on the Issue Date of the Base Annuity, an amount equal to the Purchase Payment on such Issue Date; (y) for Riders issued after the Issue Date of the Base Annuity, an amount equal to the Account Value on the Effective Date (as defined in the Rider) of the Rider; or (z) for any Rider reinsured hereunder, for which additional Purchase Payments are made subsequent to the Effective Date of such Rider (an “Additional Purchase Payment”), an amount equal to such additional payment. For the avoidance of doubt, it is understood and agreed that all Additional Purchase Payments attributable to the Rider and made at any time while this Agreement is in effect shall also be accepted and reinsured by the Reinsurer without regard to the limitations contained in the foregoing subsection (i) and (ii).

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3.	Termination by Reinsurer.

(a)	If the Ceding Company fails to pay the Reinsurance Premiums or any other material amounts due to the Reinsurer pursuant to this Agreement, within twenty (20) business days after the end of any Accounting Period, the Reinsurer may terminate this Agreement subject to fifteen (15) calendar days prior written notice to the Ceding Company during which time the Ceding Company may make such a required payment. If the Ceding Company makes full payment of the Reinsurance Premiums or other amounts due within the fifteen (15) calendar day notice period, the termination notice shall be deemed withdrawn. Termination under this Paragraph 3(a) shall be treated as a recapture by the Ceding Company and the Ceding Company shall pay a Recapture Fee as forth in Article VII Paragraph 6.

(b)	[Redacted]

4.	Termination by Ceding Company.

(a)	If the Reinsurer fails to pay any amounts due to the Ceding Company in accordance with Article VI of this Agreement within twenty (20) business days after the end of any Accounting Period, the Ceding Company may terminate this Agreement and recapture all the Riders subject to fifteen (15) calendar days prior written notice to the Reinsurer, during which time the Reinsurer may make such required payments. If the Reinsurer makes full payment of such amounts due within the fifteen (15) calendar day notice period, the termination notice shall be deemed withdrawn and the above described right of recapture shall not apply. The Ceding Company will not be required to pay a Recapture Fee for a termination and recapture under this Paragraph 4(a). In the event of termination and recapture under this Paragraph 4(a), the Reinsurer shall transfer to the Ceding Company an amount equal to the Gross Minus Net Reserve (less amounts already held by the Ceding Company in the Segregated Account) calculated as of the effective date of the recapture as determined under Article IV, Paragraph 4. Cash and assets in the Reserve Credit Trust Account or amounts of Letters of Credit may be withdrawn by the Ceding Company; provided that if the amount withdrawn is insufficient to satisfy such amount, the Reinsurer shall continue to be obligated to pay the remaining amount to the Ceding Company.

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(b)	If the Reinsurer fails to provide Qualifying Assets or, if applicable, a Letter of Credit, to satisfy the Reserve Credit Required Balance as provided under the terms of this Agreement, the Ceding Company may terminate this Agreement and recapture all the Riders, subject to seven (7) business days prior written notice to the Reinsurer, during which time the Reinsurer may remedy the failure to provide such collateral sufficient to meet the Reserve Credit Required Balance. If the Reinsurer provides the required Qualifying Assets or, if applicable, a Letter of Credit during such seven (7) business day period, the termination notice shall be deemed withdrawn and the above described right of recapture shall not apply. The Ceding Company will not be required to pay a Recapture Fee for a termination and recapture under this Paragraph 4(b). In the event of termination and recapture under this Paragraph 4(b), the Reinsurer shall transfer to the Ceding Company an amount equal to the Gross Minus Net Reserve (less amounts already held by the Ceding Company in the Segregated Account), calculated as of the effective date of the recapture, as determined under Article IV, Paragraph 4. Cash and assets in the Reserve Credit Trust Account or amounts of Letters of Credit may be withdrawn by the Ceding Company; provided that if the amount withdrawn is insufficient to satisfy such amount, the Reinsurer shall continue to be obligated to pay the remaining amount to the Ceding Company.

(c)	If, after the Effective Date, there is a change in applicable law or regulation or a change of interpretation not as a result of solicitation by the Ceding Company by the insurance regulator of the Ceding Company’s domicile which causes the Ceding Company to no longer to be permitted to take full credit for the reinsurance under this Agreement, then the Ceding Company may terminate this Agreement and recapture all Riders, subject to [Redacted]. In the event of termination and recapture under this Paragraph 4(c), the Ceding Company shall pay the Reinsurer [Redacted] of the Recapture Fee set forth in Paragraph 6 below and the Reinsurer shall transfer to the Ceding Company an amount equal to the Gross Minus Net Reserve (less amounts already held by the Ceding Company in the Segregated Account) at the time of recapture as determined under Article IV, Paragraph 4. Cash and assets in the Reserve Credit Trust Account or amounts of Letters of Credit may be withdrawn by the Ceding Company; provided that if the amount withdrawn is insufficient to satisfy such amount, the Reinsurer shall continue to be obligated to pay the remaining amount to the Ceding Company.

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(d)	If the Reinsurer is deemed to be insolvent as described in Article XI, Paragraph 1, the Ceding Company may terminate this Agreement and recapture all the Riders subject to five (5) days prior written notice to the Reinsurer. The Ceding Company will not be required to pay a Recapture Fee for a termination and recapture under this Paragraph 4(d). In the event of termination and recapture under this Paragraph 4(d), the Reinsurer shall transfer to the Ceding Company an amount equal to the Gross Minus Net Reserve (less amounts already held by the Ceding Company in the Segregated Account) calculated as of the effective date of the recapture as determined under Article IV, Paragraph 4. Cash and assets in the Reserve Credit Trust Account or amounts of Letters of Credit may be withdrawn by the Ceding Company; provided that if the amount withdrawn is insufficient to satisfy such amount, the Reinsurer shall continue to be obligated to pay the remaining amount to the Ceding Company.

(e)	[Redacted] The Ceding Company will not be required to pay a Recapture Fee for a termination and recapture under this Paragraph 4(e). In the event of termination and recapture under this Paragraph 4(e), the Reinsurer shall transfer to the Ceding Company an amount equal to the Gross Minus Net Reserve (less amounts already held by the Ceding Company in the Segregated Account) calculated as of the effective date of the recapture as determined under Article IV, Paragraph 4. Cash and assets in the Reserve Credit Trust Account or amounts of Letters of Credit may be withdrawn by the Ceding Company; provided that if the amount withdrawn is insufficient to satisfy such amount, the Reinsurer shall continue to be obligated to pay the remaining amount to the Ceding Company.

5.	Additional Recapture. In addition to the Ceding Company’s recapture rights under Article I, Paragraph 5 and under Paragraph 4 above, the Riders reinsured hereunder are eligible for recapture, at the option of the Ceding Company, subject to [Redacted] prior written notice under the following conditions:

(a)	The Ceding Company may, at any time after [Redacted] from the Effective Date, recapture all of the Riders reinsured hereunder and [Redacted] as determined under [Redacted] below, due at the end of the Accounting Period during which recapture occurs.

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(b)	The Ceding Company may recapture all of the Riders reinsured hereunder [Redacted] later after the Effective Date of this Agreement [Redacted].

(c)	The Ceding Company may recapture all of the Riders reinsured hereunder upon the occurrence of a Risk Trigger Event (as defined herein) and in such case the Ceding Company shall pay the Reinsurer [Redacted].

(d)	A partial recapture is not permitted except as provided under Article I, Paragraph 5.

6.	Recapture Fee. The Recapture Fee to be paid by the Ceding Company as required under the terms of this Agreement shall be equal to [Redacted].

7.	[REDACTED]

8.	The Ceding Company shall not force termination under Article VII, Paragraph 3 simply to force recapture and the Reinsurer shall not force termination under Article VII, Paragraph 4 simply to force recapture.

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9.	Internal Replacements. Unless expressly approved by the Reinsurer in writing, the Ceding Company, its affiliates, successors or permitted assigns, shall not initiate a program of Internal Replacement that would include any of the Base Annuities or reinsured Riders. For purposes of this Agreement, the term “Internal Replacement” means any instance in which a Base Annuity or Rider or any portion of the cash value of a Base Annuity is exchanged for another policy, rider or annuity, not covered under this Agreement, which is written by the Ceding Company, its affiliates, successors or assigns. For the avoidance of doubt, nothing set forth in this Paragraph 9 shall preclude the Ceding Company from completing contract replacements initiated by contract owners in the ordinary course of business.

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ARTICLE VIII

TERMINAL ACCOUNTING AND SETTLEMENT

1.	Terminal Accounting. In the event that this Agreement is terminated in accordance with Article VII, Paragraph 3 or 4, or all reinsurance under this Agreement is recaptured in accordance with Article VII, Paragraph 5, a Terminal Accounting and Settlement will take place. In the event this Agreement is terminated or all of the Riders reinsured under this Agreement are recaptured, the parties shall have no further obligations under this Agreement after a Terminal Accounting and Settlement has taken place as set forth below.

2.	Date. The terminal accounting date will be the earliest of: (1) the effective date of recapture pursuant to any notice of recapture given under this Agreement, (2) the effective date of termination pursuant to any notice of termination given under this Agreement, or (3) such other date mutually agreed to in writing.

3.	Settlement. The Terminal Accounting and Settlement will take place within twenty (20) business days after the terminal accounting date and will consist of:

(a)	the [Redacted] as provided in Article VI, Paragraph 3, computed as of the terminal accounting date;

(b)	payment by the Ceding Company to the Reinsurer of any Recapture Fee determined in accordance with Article VII, Paragraph 6, computed as of the terminal accounting date;

(c)	payment by the Reinsurer to the Ceding Company of the Gross Minus Net Reserve (but only as provided under the terms of Article VII, Paragraph 4); and

(d)	to the extent not used to satisfy, in whole or in part, the Reinsurer’s payment obligation under Paragraph 3(c) above, the return of any assets in the Segregated Account and any interest accrued thereon and owing to the Reinsurer.

If the calculation of the Terminal Accounting and Settlement produces an amount owing to the Ceding Company, such amount will be paid by the Reinsurer to the Ceding Company. If the calculation of the Terminal Accounting and Settlement produces an amount owing to the Reinsurer, such amount will be paid by the Ceding Company to the Reinsurer.

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Except as necessary for payment under Article VIII, Paragraphs 3(a) and 3(c), the Ceding Company will provide within seven (7) business days after the Terminal Accounting and Settlement: (i) its written approval of the termination of the Reinsurance Trust Agreement and return of any remaining Reserve Credit Trust Account assets to the Reinsurer, (ii) its written approval of the termination of any outstanding Letter of Credit, and (iii) the return to the Reinsurer of any remaining amounts in the Segregated Account not otherwise used to satisfy the Reinsurer’s payment of the Gross Minus Net Reserve as part of the Terminal Accounting and Settlement. If the Ceding Company does not provide the foregoing approval within seven (7) business days after the Terminal Accounting and Settlement, then the Ceding Company will pay the Reinsurer a fee equal to the total remaining amount of Reserve Credit Trust Account assets, remaining Segregated Account assets, and any outstanding amount of Letter of Credit times a rate equal to (x) 125 basis points plus the average of One Month LIBOR , divided by three hundred sixty five (365), times (y) the number of days from and including the eighth (8th) business day after the Terminal Accounting and Settlement and up to and including the:

(A)	effective date of its written approval to terminate the Reinsurance Trust Agreement and return the remaining Reserve Credit Trust Account assets to the Reinsurer;

(B)	effective date of its written approval to terminate the Letter of Credit; and

(C)	return of any remaining amounts in the Segregated Accounts to the Reinsurer, if applicable.

4.	Supplementary Accounting and Settlement. In the event that, subsequent to the Terminal Accounting and Settlement as provided above, a change is made with respect to any amounts due, a supplementary accounting will take place pursuant to Paragraph 3 above. Any amount owed to the Ceding Company or to the Reinsurer by reason of such supplementary accounting will be paid within ten (10) business days upon the completion thereof.

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ARTICLE IX

REPRESENTATIONS AND COVENANTS

1.	Solvency. The Ceding Company and the Reinsurer each represent and warrant to the other that it is not insolvent, as defined in Article XI, Paragraph 1 in all jurisdictions in which it does business or is licensed to do business and each agrees to promptly notify the other party if it becomes insolvent, as defined in Article XI, Paragraph 1.

2.	Ceding Company Representations and Warranties. The Ceding Company acknowledges that, at the Reinsurer’s request, it has provided the Reinsurer with the Ceding Company Data described in Schedule C prior to the execution of this Agreement by the Reinsurer. The Ceding Company represents that the information described in Schedule C was compiled in a commercially reasonable manner using sound actuarial practices, as applicable. The Ceding Company represents that all factual information contained in Schedule C, when taken as a whole, was in each case, as of the date the document containing the information was prepared, complete and accurate in all material respects. The Ceding Company further represents that any assumptions made in preparing the information contained in Schedule C were reasonably consistent with commercially accepted actuarial principles, as applicable. The Ceding Company further represents that, to the best of its knowledge, there are no omissions, errors, changes or discrepancies, which would materially affect the information described above, when taken as a whole, except as otherwise disclosed in writing to the Reinsurer. The Reinsurer has relied on such data and the foregoing representations in entering into this Agreement and acknowledges (a) that the information provided by the Ceding Company is not a guarantee of future performance and (b) that the Reinsurer also has hired its own advisors and utilized its own models as part of the determination to enter into this Agreement. The Ceding Company’s representations and warranties contained in this Paragraph 2 shall apply to all amendments which are made to the information in Schedule C, as if such representations and warranties were set forth in such amendments, and the Reinsurer will rely on such representations and warranties in entering into any such amendments.

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In addition, the Ceding Company represents and warrants the following to the Reinsurer:

(a)	The Ceding Company is a corporation validly existing and in good standing under the laws of the State of Arizona and is authorized to write variable annuity business.

(b)	The execution, delivery and performance by the Ceding Company of this Agreement are within the Ceding Company’s corporate powers, have been duly authorized by all necessary corporate action, do not require any approval of its shareholders other than as already obtained and do not contravene the Ceding Company’s organizational documents or any law or any contractual restriction binding on or affecting the Ceding Company, except in the case of violations of contract restrictions, for any such violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement.

(c)	No authorization or approval or other action by, and no notice to or filing with (other than those notices already given or filings already made), any governmental authority or regulatory body is required for the due execution, delivery and performance by the Ceding Company of this Agreement.

(d)	This Agreement is a legal, valid and binding agreement enforceable against the Ceding Company in accordance with the Ceding Company’s terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e)	The Ceding Company is subject to United States taxation under the provisions of subchapter L of chapter 1 of the Code.

(f)	The Ceding Company has entered into this transaction for an appropriate business purpose.

(g)

There are no actions, suits or proceedings pending against, or to the Ceding Company’s knowledge, threatened against the Ceding Company by or before any court, governmental agency or arbitrator that involve this Agreement or that are reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect upon the Ceding Company. For purposes of this Paragraph 2(g), Material Adverse Effect means a material adverse effect upon (i) the business,

EXECUTION VERSION	Page 40 of 64

financial condition, results of operations or prospects of the Ceding Company; (ii) the binding nature, validity or enforceability of this Agreement; (iii) the ability of the Ceding Company to perform its obligations under this Agreement; or (iv) the rights of the Reinsurer under this Agreement.

(h)	The Ceding Company is sophisticated, has relied on its own judgment and advisers in connection with the transaction, and has not relied on the Reinsurer, [Redacted], or anyone acting on their behalf with respect to the transaction’s suitability or fitness for a particular purpose.

3.	Reinsurer Representations. The Reinsurer represents the following to the Ceding Company:

(a)	The Reinsurer is a corporation validly existing and in good standing under the laws of Bermuda, and is authorized to write life and annuity reinsurance business.

(b)	The execution, delivery and performance by the Reinsurer are within the Reinsurer’s corporate powers, have been duly authorized by all necessary corporate action, do not require any approval of its shareholders other than as already obtained and do not contravene the Reinsurer’s organizational documents or any law or any material contractual restriction binding on or affecting the Reinsurer.

(c)	No authorization or approval or other action by, and no notice to or filing with (other than those notices already given or filings already made), any governmental authority or regulatory body is required for the due execution, delivery and performance by the Reinsurer of this Agreement.

(d)	This Agreement is a legal, valid and binding agreement enforceable against the Reinsurer in accordance with the Reinsurer’s terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e)	The Reinsurer is subject to United States taxation under the provisions of subchapter L of chapter 1 of the Code.

(f)	The Reinsurer has entered into this transaction for an appropriate business purpose.

EXECUTION VERSION	Page 41 of 64

(g)	There are no actions, suits or proceedings pending against, or to the Reinsurer’s knowledge, threatened against the Reinsurer by or before any court, governmental agency or arbitrator that involve this Agreement or that are reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect upon the Reinsurer. For purposes of this Paragraph 3(g), Material Adverse Effect means a material adverse effect upon (i) the business, financial condition, results of operations or prospects of the Reinsurer; (ii) the binding nature, validity or enforceability of this Agreement; (iii) the ability of the Reinsurer to perform its obligations under this Agreement; or (iv) the rights of the Ceding Company or its affiliates under this Agreement.

(h)	The Reinsurer is sophisticated, has relied on its own judgment and advisers in connection with the transaction, and has not relied on the Ceding Company, its affiliates or anyone acting on their behalf with respect to the transaction’s suitability or fitness for a particular purpose.

4.	Ceding Company Covenants.

(a)	The accounting for this transaction by the Ceding Company will be in accordance with appropriate jurisdictional statutory accounting principles, including disclosure requirements.

(b)	The Ceding Company shall report or provide copies of, as applicable, the following to the Reinsurer as specified below:

(i)	As promptly as practicable after receipt, any notice from any governmental authority that (x) any license, permit, charter or registration that is material or otherwise necessary to the conduct of the Ceding Company’s business related to the Base Annuities or Riders is to be suspended or revoked; or (y) the Ceding Company is to cease and desist any practice, procedure or policy employed by it, which is material to the conduct of its business related to the Base Annuities or Riders; or (z) is otherwise material to the Base Annuities or Riders or this Agreement.

(ii)	As promptly as practicable upon request by the Reinsurer, the unaudited quarterly or annual financial statements, as the case may be, of the Ceding Company prepared in accordance with the applicable statutory accounting principles, and the annual audited financial statement of the Ceding Company prepared in accordance with the applicable statutory accounting principles, in each case as filed with the Ceding Company’s domestic insurance regulator.

EXECUTION VERSION	Page 42 of 64

(c)	The Ceding Company will maintain, renew, and keep in full force and affect its legal existence and the rights, licenses, and privileges material to the conduct of this transaction.

5.	Reinsurer Covenants.

(a)	The accounting for this transaction by the Reinsurer will be in accordance with appropriate jurisdictional statutory accounting principles, including disclosure requirements.

(b)	The Reinsurer shall report or provide copies of, as applicable, the following to the Ceding Company as specified below:

i.	As promptly as practicable, any notice from any governmental authority that (x) any license, permit, charter or registration that is material or otherwise necessary to the conduct of the Reinsurer’s business related to this Agreement is to be suspended or revoked; or (y) the Reinsurer is to cease and desist any practice, procedure or policy employed by it which is material to the conduct of its business related to this Agreement; or (z) is otherwise material to this Agreement.

ii.	Promptly upon request by the Ceding Company, the unaudited quarterly and annual financial statements, as the case may be, of the Reinsurer prepared in accordance with GAAP, and the annual audited financial statements of the Reinsurer prepared in accordance with GAAP.

iii.	As promptly as practicable, any regulatory investigation or litigation arising from, in whole or in part, the Reinsurer’s reinsurance of the Riders hereunder.

(c)

The Reinsurer represents and warrants that it has in effect a valid election to be taxed as a domestic corporation under Section 953(d) of the Code and agrees that if at any time during which this Agreement remains in effect the Reinsurer fails to maintain in effect a valid election under Section 953(d) of the Code, then the Reinsurer (or its authorized representative) shall (i) use commercially reasonably efforts to provide to the Ceding Company written notice thereof not less than thirty (30) days following the date the Reinsurer becomes aware of such failure and (ii) indemnify the Ceding Company for any cost attributable to such failure, including without limitation any excise taxes (together with any interest and penalties) imposed on amounts payable

EXECUTION VERSION	Page 43 of 64

under this Agreement or any costs attributable to the treatment of this Agreement as an agreement to which Treasury Regulation Section 1.848-2(h) (or any successor or comparable provision of law or regulations). Solely with respect to any withholding obligations of the Ceding Company arising from the Reinsurer’s failure to maintain in effect such election, the foregoing indemnity shall only apply to the extent attributable to periods prior to the date on which the Reinsurer provides such written notice to the Ceding Company. If the Ceding Company or the Reinsurer becomes entitled to a refund of taxes (including any interest and penalties) paid for which the Reinsurer has indemnified Ceding Company under the preceding sentence, the Ceding Company at the request of the Reinsurer, shall use commercially reasonable efforts to cooperate with the Reinsurer in order to obtain such refund and upon receipt thereof shall remit such refund to the Reinsurer.

(d)	The Reinsurer will have good and marketable title, free and clear of all liens, to all Qualifying Assets immediately prior to the deposit thereof in the Reserve Credit Trust Account at any time during the term of this Agreement.

(e)	The Reinsurer will maintain, renew, and keep in full force and affect its legal existence and the rights, licenses, and privileges material to the conduct of this transaction.

6.	[REDACTED]

EXECUTION VERSION	Page 44 of 64

ARTICLE X

ARBITRATION

1.	Binding Arbitration. Except as provided in Article XI, Paragraph 1, any and all disputes arising out or relating to this Agreement, including but not limited to disputes relating to its formation or validity shall be submitted to binding arbitration. Any arbitration shall be based upon the Procedures for the Resolution of U.S. Insurance and Reinsurance Disputes dated April 2004 (the “Procedures”), as supplemented or limited by the paragraphs below.

(a)	The arbitration panel (the “Panel”) shall consist of three disinterested arbitrators, one to be appointed by the Ceding Company, one to be appointed by the Reinsurer and the third to be appointed by the two party-appointed arbitrators. The third arbitrator shall serve as the umpire, who shall be neutral. The arbitrators and umpire shall be persons who are current or former officers or executives of an insurer or reinsurer other than the parties to this Agreement or their affiliates or subsidiaries. Within thirty (30) calendar days of the commencement of the arbitration proceeding, each party shall provide the other party with the identification of its party-appointed arbitrator, his or her address (including telephone, fax and e-mail information) and provide a copy of the arbitrator’s curriculum vitae. If either party fails to appoint an arbitrator within that thirty (30) calendar day period, the non-defaulting party will appoint an arbitrator to act as the party-appointed arbitrator for the defaulting party. The two party-appointed arbitrators shall seek to reach agreement on an umpire as soon as practical but no later than thirty (30) calendar days after the appointment of the second arbitrator. The party-appointed arbitrators may consult, in confidence, with the party who appointed them concerning the appointment of the umpire.

(b)	Where the two party-appointed arbitrators have failed to reach agreement on an umpire within the time specified in Paragraph (a) above, each party shall propose to the other in writing, within seven (7) calendar days thereafter, eight umpire candidates each of whom meets the requirements for umpires set forth above. The umpire will then be selected in accordance with the Procedures. (Unless the Parties agree otherwise, the ARIAS U.S. Umpire Questionnaire Form in effect at the time of the commencement of the arbitration shall be used.)

EXECUTION VERSION	Page 45 of 64

(c)	The arbitration shall take place in State of New Jersey, and shall commence no later than forty five (45) calendar days after the appointment of the umpire.

(d)	Unless prohibited by law, the federal and state courts of the State of New Jersey shall have exclusive jurisdiction over any and all court proceedings that either party may initiate to compel arbitration or to enforce, confirm, vacate or modify an arbitration award. The decision of the Panel shall be delivered to the parties no later than twenty (20) calendar days after the close of the arbitration proceedings, and shall be final and binding. In no event shall the Panel include in the arbitration award any punitive, exemplary or other form of extra contractual damages. This Agreement permits the award by the Panel of arbitration costs, attorney fees, and any other reasonable expenses.

(e)	In the event of any conflict between the Procedures and this Article, this Article, and not the Procedures, will control. This Article shall survive the expiration or termination of the Agreement.

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ARTICLE XI

INSOLVENCY

1.	Insolvency of a Party to this Agreement. A party to this Agreement will be deemed insolvent when it:

(a)	applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets; or

(b)	is adjudicated as bankrupt or insolvent; or

(c)	files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid bankruptcy or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or

(d)	becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

In the event a party becomes insolvent, it will promptly notify the other party.

2.	Ceding Company’s Insolvency. In the event of the Ceding Company’s insolvency, any payments due the Ceding Company from the Reinsurer pursuant to the terms of this Agreement will be made directly to the Ceding Company or its conservator, liquidator, receiver or statutory successor, which shall not include a guarantee association or fund. The reinsurance will be payable by the Reinsurer on the basis of the liability of the Ceding Company under the Riders reinsured without diminution or increase because of the insolvency of the Ceding Company.

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ARTICLE XII

SPECIAL DISPUTE RESOLUTION PROCEDURES

1.	Disputes over Calculations. This section is intended to address disputes between the Ceding Company and the Reinsurer solely to the extent they relate to one or more specific calculations. Any such disputes over calculations not resolved pursuant to this Paragraph 1 shall be resolved pursuant to Article X. Rights, duties or obligations resulting from either party’s failure to act other than in accordance with the provisions of this Agreement shall be subject to Article X. This section shall survive termination of this Agreement.

(a)	If a dispute arises between the Ceding Company and the Reinsurer in regards to the calculation of any amounts to be paid or reserved (including Reinsurance Premiums, Claims, Coinsurance Reserve, Settlement Amounts, and Recapture Fee) or to the valuation of Qualifying Assets provided by the Reinsurer which cannot be resolved by the parties within thirty (30) calendar days, then the Ceding Company and the Reinsurer will each prepare written reports describing the calculation or valuation, as applicable, in dispute.

(b)	Within ten (10) business days after the close of the thirty (30) calendar day internal resolution period, these written reports will be submitted to a mutually acceptable third party actuary, accountant or investment professional (the “Outside Expert”).

(c)	Within a thirty (30) calendar day period, the Outside Expert will determine in writing a dollar amount (or other value, as applicable) for the disputed calculation or valuation, as applicable, which will fall in the range between the values proposed by the Ceding Company and the Reinsurer.

(d)	The fees, costs and expenses of retaining the Outside Expert will be shared equally between the Ceding Company and the Reinsurer.

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ARTICLE XIII

EXECUTION AND EFFECTIVE DATE

In witness of the above, this Agreement is executed in duplicate on the dates indicated below with an Effective Date of April 1, 2015.

Pruco Life Insurance Company
ATTEST:	(“Ceding Company”)

By:	By:

Title:	Title:
Date:	Date:
Location:	Location:

ATTEST:	Union Hamilton Reinsurance, Ltd. (“Reinsurer”)

By:	By:
Title:	Title:
Date:	Date:
Location:	Location:

By:	By:
Title:	Title:
Date:	Date:
Location:	Location:

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SCHEDULE A

RISKS REINSURED

1.	Risks Reinsured. The amount of reinsurance under this Agreement will be (a) until December 31, 2015, a [Redacted] and (b) from January 1, 2016 until December 31, 2016, [Redacted], each of the foregoing (a) and (b) for Claims as defined in Article III, Paragraph 1, paid by the Ceding Company in accordance with the terms of the Riders, which are issued by the Ceding Company between April 1, 2015 and December 31, 2016 and described below:

(a)	The following Riders and any state variations thereof issued with the Base Annuities described in (b) below are reinsured hereunder.

Rider	Form Number
HDI 3.0	P-RID-HD(2/14)
HDI 3.0 w/HDDB	P-RID-HD-HDB(2/14)

(b)	The following Base Annuities:

Product	Form Number
B-Share	P-BLX/IND(2/10)
C-Share	P-CR/IND(2/10)
L-Share	P-BLX/IND(2/10)

(c)	The following mandatory riders and endorsements are related to the Base Annuities:

Mandatory Rider or Endorsement	Form Number

ROP DB	P-RID-ROP(2/10)
MVA	P-RID-MVA(2/10)
DCA	P-RID-DCA(2/10)
ROTH IRA	P-END-ROTH(2/10)
MRS	P-END-MRS(2/10)
IRA	P-END-IRA(2/10)
403B	P-END-403(2/10)

During the term of this Agreement, the Ceding Company will [Redacted]. The Ceding Company agrees [Redacted]

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SCHEDULE B

QUARTERLY ACTIVITY AND SETTLEMENT REPORT

FROM CEDING COMPANY TO REINSURER

Accounting Period:
Calendar Year:
Date Report Completed:

A. Reinsurance Premiums (Article II)

(a)	Highest Daily Lifetime Income v3.0 Benefit Rider and the Spousal Highest Daily Lifetime Income v3.0 Benefit Rider

(b)	Highest Daily Lifetime Income v3.0 with Highest Daily Death Benefit Rider and the Spousal Highest Daily Lifetime Income v3.0 with Highest Daily Death Benefit Rider Rider:

B. Claims (Article III)

[Redacted]

C. Miscellaneous

D. [Redacted]

E.	STATUTORY RESERVES

[Redacted]

Coinsurance Reserve Ceded

F.	Seriatim File containing Contract Number, Federal Tax Reserve and Standard Scenario Amount for each contract.

EXECUTION VERSION	Page 51 of 64

SUPPLEMENTAL INFORMATION1

Beginning of Period Contract Value

            [Redacted]

End of Period Contract Value

[1]	To be provided starting with the Quarterly Activity and Settlement Report for the calendar quarter ending December 31, 2015.

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SCHEDULE B -1

MONTHLY SERIATIM DATA FILE

There are two monthly reports:

1.	Policy Detail Report

Data Fields

[Redacted]

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2.	Fund Detail Report

Data Fields

[Redacted]

3.	Supplemental Information (provided monthly on a non-seriatim basis)

Data Fields

[Redacted]

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SCHEDULE B – 2

RESERVE CREDIT REQUIRED BALANCE NOTICE

FROM CEDING COMPANY TO REINSURER

Accounting Period:

Calendar Year:

Date Report Completed:

[Redacted]

Reserve Credit Required Balance (calculated in accordance with Article IV, Paragraph 4):

EXECUTION VERSION	Page 55 of 64

SCHEDULE C

CEDING COMPANY DATA

[Redacted]

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SCHEDULE D

[REDACTED]

EXHIBIT I

RESERVE CREDIT TRUST AGREEMENT

[REDACTED]

EXECUTION VERSION	Page 58 of 64

EXECUTED TRUST AGREEMENT WILL BE APPENDED

[REDACTED]

EXECUTION VERSION